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                                          *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. Sections 200.80(B)(4),
                                                           200.83 AND 240.24B-2


                   TECHNOLOGY AND SPONSORED RESEARCH AGREEMENT


       This TECHNOLOGY AND SPONSORED RESEARCH AGREEMENT (the "Agreement") is made as of December 9, 1996 (the "Effective Date") between JOSEPH R. ROBINSON PH.D., at 41 Chequamegon Bay, Madison, WI 53719 ("Dr. Robinson"), and JAMES MCGINITY, PH.D. at 4209 Dunning Lane, Austin, Texas 78746 ("Dr. McGinity") and CIMA LABS, INC., A DELAWARE CORPORATION, WITH ITS PRINCIPAL PLACE OF BUSINESS AT 10000 VALLEY VIEW ROAD, EDEN PRAIRIE, MINNESOTA 55346 ("SPONSOR").

                                    RECITALS

       A. Sponsor desires that Drs. Robinson and McGinity perform certain research work hereinafter described and is willing to advance funds to sponsor such research;

       B. Sponsor desires to obtain certain rights to patents and technology developed during the course of such research with a view to profitable commercialization of such patents and technology for Sponsor's benefit; and

       C. Drs. Robinson and McGinity will perform such research and Drs. Robinson and McGinity will grant certain rights to such patents and technology.

       NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Drs. Robinson and McGinity and the Sponsor agree as follows:

       1.     DEFINITIONS

              1.1 LICENSED SUBJECT MATTER shall mean inventions and discoveries covered by patent rights or technology rights which is within licensed field.

              1.2    TECHNOLOGY RIGHTS     shall mean Drs. Robinson and
McGinity's rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design drawing or data related to the development of [...***...] technology.

              1.3    LICENSED FIELD shall mean medical human pharmaceutical use.

              1.4    LICENSED TERRITORY shall mean worldwide.

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* CONFIDENTIAL TREATMENT REQUESTED   1.

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              1.5    LICENSED PRODUCT shall mean any product sold by licensee
comprising licensed subject matter pursuant to this Agreement and the Technology Rights of this Agreement.


              1.6 SALE OR SOLD shall mean the transfer or disposition of a licensed product for value to a party other than licensee or a subsidiary.

              1.7 SUBSIDIARY shall mean any business entity more than 50% owned by licensee, any business entity which owns more than 50% of licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of licensee.

              1.8 NET SALES shall mean the gross amount actually received on all sales of Licensed Products by Sponsor or its sublicensee, less (a) discounts actually allowed, (b) credits for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freights, (d) sales taxes or other governmental charges actually paid in connection with the sale (but excluding what is commonly known as income taxes chargeable to Sponsor profits), and
(e) reasonably and customary brokerage, commissions and other fees paid to others for or in connection with sales of Licensed Products. For purposes of determining Net Sales, a sale shall be deemed to have occurred when payment is received for the sale by Sponsor.

              1.9 PATENT RIGHTS shall mean any U.S. or foreign patent application or patent or Joint Improvement arising from the performance of the Research program, for which Sponsor elected to obtain an exclusive license under
Article 5, below. Patent rights shall include any provisionals, continuation, continuing-in-part, or divisional applications, substitutions or extensions to such applications, and any corresponding foreign patent applications or patents corresponding to any of the foregoing applications or patents.

              1.10 PRINCIPAL INVESTIGATOR. The Principal Investigator will be Dr. Joseph R. Robinson. Dr. McGinity will work with Dr. Robinson.

              1.11 RESEARCH PROGRAM shall mean the Research Program undertaken by Drs. Robinson and McGinity as described in the attached Exhibit A. The Research Program will have as its primary objectives the development of [...***...].

              1.12 ROBINSON AND MCGINITY INVENTIONS shall mean an invention conceived solely by Drs. Robinson and McGinity, or jointly by them.

              1.13 SPONSOR TECHNOLOGY RIGHTS shall mean Sponsor rights under state and federal laws, including without limitation the laws of copyright, trade secret, and unfair competition, in unpatented inventions, materials know-how, software and other technology developed by the Sponsor, its employees and agents.

              1.14 INVENTION shall mean any discovery, concept, or idea, whether or not patentable, conceived by Drs. Robinson and McGinity or others in their laboratories during the Research Program, and arising directly from the performance of the Research Program,

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* CONFIDENTIAL TREATMENT REQUESTED   2.



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including but not limited to processes, methods, software, tangible research tools and products, formulas and techniques, improvements thereto, and know-how related thereto.

              1.15 ROBINSON AND MCGINITY TECHNOLOGY RIGHTS shall mean Drs. Robinson or McGinity's rights under state and federal laws, including without limitation the laws of copyright, trade secret, and unfair competition, in unpatented inventions, know-how materials, software and other technology developed by Drs. Robinson and McGinity during the Research Program and arising directly from the performance of the Research Program.

              1.16 SPONSOR CONTACT shall mean the CIMA contact between the Sponsor and Drs. Robinson and McGinity.

       2.     RESEARCH PROGRAM

              2.1 Drs. Robinson and McGinity will use best efforts to conduct the Research Program described in Exhibit A, and will furnish the facilities necessary to carry out the Research Program. The Research Program will be under the direction of Drs. Robinson and McGinity. The program will be performed without using the University of Wisconsin or the University of Texas facilities or employees unless such employees are not on University time.

              2.2 The Research Program shall be performed during the period from the Effective Date and continue for one (1) year thereafter (the "Research Term"). Sponsor shall have the option to extend the Research Program under mutually agreeable terms to be negotiated in good faith by Sponsor with Drs. Robinson and McGinity.

              2.3 Drs. Robinson and McGinity will keep accurate scientific records relating to the Research program and will make such records available to Sponsor or its authorized representative throughout the Term of the Agreement (as defined in Section 11) during normal business hours upon reasonable notice.

              2.4 The Research Program may be modified from time to time, upon mutual written agreement of the parties.

       3.     COMPENSATION

              3.1 As consideration for the performance by Drs. Robinson and McGinity of its obligations under this Agreement, Sponsor will pay them according to the schedule set forth in Exhibit B. An initial payment of $15,000 will be made to Dr. Robinson and an initial payment of $15,000 will be made to Dr. McGinity within ten (10) days of the Effective Date of this Agreement. Sponsor will further reimburse Drs. Robinson and McGinity for legal fees, travel or other expenses associated with the preparation of provisional patent applications and other patent applications related to the Licensed Subject Matter, provided the Sponsor agrees to the patent counsel and other legal revisions required to prepare and file these applications.


                                     3.



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              3.2    Dr. McGinity shall retain title to all equipment
purchased and/or fabricated by him with funds provided by Sponsor under this Agreement.

       4.     REPORTS

       Drs. Robinson and McGinity agree to provide monthly written summaries to Sponsor to work resulting from the Research Program. An outline of goals and objectives for the next month will also be included. A final report will be submitted to Sponsor from Drs. Robinson and McGinity within thirty (30) days of termination of the Agreement. This final report shall contain a summary of all work and data collection.

       5.     OPTION FOR EXCLUSIVE LICENSE TO TECHNOLOGY

              5.1 Subject to the terms of this Agreement, Drs. Robinson and McGinity hereby grant to Sponsor an exclusive option of any of the Licensed Subject Matter, to acquire an exclusive worldwide license to make, have made, use, sell or offer to sell Licensed Products, with rights to sublicense.

              5.2 In Sponsor exercises its option, Drs. Robinson and McGinity shall and hereby do, grant to Sponsor, under their right, title and interest in Technology Rights and Patent rights in the Invention as defined pursuant to
Section 5.1, an exclusive, worldwide license,with the right to sublicense, to make, have made, use, sell, offer for sale and import Licensed Products incorporating or based upon such invention. The royalty rate under such license shall be three percent (3%) of Net Sales of the Licensed Product or product employing the Licensed Subject Matter. Net Sales will be defined as Sponsor's net sales. Any such license shall be subject to the terms and conditions of this Agreement, including, without limitation, Sections 6 and 9.

       6.     PATENT MATTERS

              6.1 For each Invention or Joint Improvement, Sponsor shall have the right to request Drs. Robinson and McGinity to file a patent application.
If such a request is made, Drs. Robinson and McGinity shall direct, control, and diligently conduct the patent application process (including interferences and foreign oppositions) and carry out such process as appropriate for extension, renewal or other maintenance of each resulting patent, subject to such requirements, limitations and conditions as are expressly set forth in this Agreement. Dr. Robinson and McGinity shall use their best efforts to implement all reasonable requests made by Sponsor with regard to the patent application and maintenance processes for patents covering an Invention or Joint Invention licensed by Sponsor. Drs. Robinson and McGinity will assure patent attorney charges are reasonable and discussed with Sponsor in advance whenever possible.

              6.2 Drs. Robinson and McGinity shall keep Sponsor informed with regard to all patent related matters, the patent application and maintenance process of licensed Subject Matter. Drs. Robinson and McGinity shall promptly deliver to Sponsor copies of all patent applications, amendments, related correspondence, and other pertinent documents of Licensed Subject Matter.

                                     4.

              6.3 Sponsor shall pay for all reasonable expenses incurred in preparing, filing and prosecuting patent applications and maintaining provisional patent applications, patent applications, and domestic and foreign patents which have been or are obtained for each Invention or Joint Invention for which Sponsor requests Drs. Robinson and McGinity to file. Sponsor agrees to pay said expenses.

              6.4 Each patent application filed and patent obtained for each Invention or Joint Invention shall be owned by Drs. Robinson and McGinity, and shall be deemed a part of Patent Rights.

              6.5 If, at any time during the Agreement Term, Sponsor's rights with respect to an Invention or Joint Invention are terminated pursuant to
Article 9, Drs. Robinson and McGinity shall have the right to take whatever action they deem appropriate to maintain the corresponding application at their own expense. If Drs. Robinson and McGinity pursue patents under this section, Sponsor agrees to cooperate fully, including by providing, at no charge to Drs. Robinson and Mcginity, all appropriate technical data and executing all necessary legal documents.

              6.6 Sponsor shall be entitled to prosecute any and all infringements of any Patent Rights to which Sponsor obtains rights hereunder, and to defend all charges of infringement brought against it or Drs. Robinson or McGinity, arising as a result of its making, using, selling, offering for sale Licensed Products, and to enter all settlements, judgments or other arrangements respecting the same, at its own expense. Drs. Robinson and McGinity shall permit action to be brought in their respective names if required by law, and Sponsor shall hold Drs. Robinson and McGinity harmless from any cost, expense, or liability respecting all such infringements or charges of infringement. Upon request of Sponsor, Drs. Robinson and McGinity agree to provide reasonable assistance of a technical nature that Sponsor may require in any litigation arising in accordance with the provisions of this section. Sponsor agrees to reimburse Drs. Robinson and McGinity for all reasonable expenses incurred as a result of providing such assistance requested by Sponsor.

       7.     PUBLICATION AND ACADEMIC RIGHTS

              7.1 Drs. Robinson and McGinity have the right to publish or otherwise publicly disclose information gained in the course of this Agreement. In order to avoid loss of Patent rights as a result of premature public disclosure of patentable information, Drs. Robinson and McGinity will submit any prepublication materials to Sponsor for review and comment by the Sponsor through their patent attorney at least sixty (60) days prior to planned submission for publication. Sponsor shall notify Drs. Robinson and McGinity to file patent applications on any inventions contained in the materials; and, if Drs. Robinson and McGinity agree to do so, which agreement shall not be unreasonably withheld, Drs. Robinson and McGinity will proceed to file a patent application in due course pursuant to the provisions of Article 6.

              7.2 It is understood that Drs. Robinson and McGinity may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Sponsor's Confidential Information under Article 8; provided that Drs. Robinson and McGinity shall not make any disclosure of information that could impair or result in the loss of

                                     5.

the ability to obtain patent protection on any conceived and/or owned by CIMA Invention. In this regard, Drs. Robinson and McGinity further agree that they will not permit the laboratory workers to engage in activities that could lead to joint ownership in an Invention with a third party without first advising Sponsor of such activities and obtaining Sponsor's written consent to the performance of such activities. In the event that any Patent Rights result from a collaboration with third party investigators, Drs. Robinson and McGinity shall grant to Sponsor the rights defined in Article 5 of this Agreement, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, Drs. Robinson and McGinity shall, in good faith, exercise reasonable efforts to enable Sponsor to obtain rights to the joint invention.

       8.     CONFIDENTIAL INFORMATION

              8.1 The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of three (3) years from receipt thereof, provided that the recipient party's obligation shall not apply to information that:

                     (a) is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

                     (b) is already in the recipient's party's possession at the time of disclosure thereof;

                     (c) is or later becomes part of the public domain through no fault of the recipient party;

                     (d) is received from a third party having no obligations of confidentiality to the disclosing party;

                     (e)    is independently developed by the recipient party;
or

                     (f)    is required by law or regulation to be disclosed.

              8.2 In the event that information is required to be disclosed pursuant to subsection (f), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

       9.     TERM AND TERMINATION

              9.1 This Agreement shall remain in full force and effect during the Research Term, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, or unless extended by mutual agreement of the parties.

                                     6.

              9.2 This Agreement may be terminated at anytime by the written agreement of both parties.

              9.3 In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, the non-breaching party has the right to terminate upon expiration of the thirty (30) days period.

              9.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.

              9.5 Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination. Upon termination of this Agreement or election of Sponsor to not pursue development of the licensed subject matter, all Technology Rights and intellectual property rights shall remain with Drs. Robinson and McGinity. Sponsor may, after the Effective Date of such termination, sell all Licensed Product and parts thereof that it may have or had at the date of termination, provided that it pay earned royalty thereon as provided in the Agreement.

              9.6 Upon and effective as of the date of termination of this Agreement, Drs. Robinson and McGinity may license the technology to others to develop and commercialize the entire technology package.

       10.    ASSIGNMENT; SUCCESSORS

              10.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party except to a successor in interest to all or substantially all of the business assets of a party hereto.

              10.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of Drs. Robinson and McGinity and Sponsor.

       11.    WARRANTIES

              Drs. Robinson and McGinity hereby warrant and represent that they each have the full right and power to grant the exclusive license, with the right of sublicense, as set forth in this Agreement. Drs. Robinson and McGinity make no other warranties concerning the rights covered by this Agreement.

       12.    GENERAL PROVISIONS

              12.1 This Agreement constitutes the entire and only agreement between the parties relating to the Research Program and license, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing

                                     7.

the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

              12.2 The relationship between Drs. Robinson and McGinity and Sponsor is that of independent contractors. Drs. Robinson and McGinity and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. Drs. Robinson and McGinity shall have no power to bind or obligate Sponsor in any manner, other than as is expressly set forth in this Agreement. Likewise Sponsor shall have no power to bind or obligate Drs. Robinson and McGinity in any manner, other than as is expressly set forth in this Agreement.

              12.3 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

              12.4 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, except as to an express written and signed waiver as to a particular matter for a particular period of time.

              12.5 Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and or to the extent said delays caused by occurrences beyond the reasonable control of the party affected, including, but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disordered, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

              12.6 Whenever there has been an assignment or a sublicense as permitted by this Agreement, the term "Sponsor" as used in this Agreement shall also include and refer to such assignee and sublicensee.

              12.7 Headings included herein are for convenience only and shall not be used to construe this Agreement.

              12.8 Any notice required by this Agreement shall be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of Drs. Robinson and McGinity to:

              Dr. Joseph R. Robinson
              41 Chequamegon Bay
              Madison, WI  53719
              Fax:   (608) 262-4054
              Phone: (608) 262-7968

                                     8.


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              Dr. James W. McGinity
              4209 Dunning Lane
              Austin, Texas  78746
              Fax:   (512) 471-2746
              Phone: (512) 328-8149

or in the case of Sponsor to:

              John M. Siebert, Ph.D.
              CIMA Labs, Inc.
              Attn:  John M. Siebert, Ph.D.
              10000 Valley View Road
              Eden Prairie, MN  55344
              Fax:   (612) 947-8770
              Phone: (612) 947-8762

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

              12.9 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


                                              CIMA LABS, INC.


       /s/ Dr. Joseph R. Robinson             By:    /s/ John M. Siebert, Ph.D.
-----------------------------------               -----------------------------
DR. JOSEPH R. ROBINSON                               John M. Siebert, Ph.D.
                                              President and CEO
Dated:   December 10, 1996
       ----------------------------           Dated:   December 9, 1996
                                                     --------------------------

       /s/ Dr. James W. McGinity
-----------------------------------
DR. JAMES W. MCGINITY

Dated:   December 5, 1996
       ----------------------------


                                     9.

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                                    EXHIBIT A

                                RESEARCH PROGRAM

       The Research Program will be directed to the development of [...* *
*...].

       The Research Program will be conducted outside of any university or State owned premises.

       The development of specific drugs (i.e., ranitidine), in the form of a [...* * *...], is not part of the present research proposal.

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* CONFIDENTIAL TREATMENT REQUESTED  10.

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                                    EXHIBIT B

                                 BUDGET PROGRAM


       The following defined the schedule of payments and milestone events relative to the Technology and Sponsored Research Agreement (the "Agreement") between Drs. Robinson and McGinity.

       Stage 1.      CIMA will pay $15,000 to Joseph R. Robinson and $15,000 to
James W. McGinity within ten (10) days of the Effective Date of the Agreement. CIMA will reimburse Drs. Robinson and McGinity for travel expenses and legal fees associated with the preparation and filing of each provisional patent application which is directed to Licensed Subject Matter within ten (10) days of presentation of an invoice for same.

       Stage 2.      CIMA will make a second payment of $30,000 to Joseph R.
Robinson and a second payment of $30,000 to James W. McGinity within one (1) month from the effective date of the Agreement. Fees are directed to development of [...* * *...] as defined in Exhibit A. Delivery of these samples will be made within six (6) months of payment. Sponsor will have an option of terminating the Research Program upon evaluation of the [...* * *...]. Sponsor will be given ninety (90) days to evaluate the [...* * *...] and to notify Drs. Robinson and McGinity in writing of either termination or continuation of the Research Program (Exhibit A). Extension of the period to evaluate the [...* * *...] may be obtained by Agreement of the parties. Termination of the Agreement or the Research Program does not relieve Sponsor of the obligation to make the second payment of $30,000 to Drs. Robinson and McGinity, but does relieve Sponsor of obligations/payments defined in Stage 3 and 4 of the Budget Program.

       Stage 3.      CIMA will pay $40,000 to Joseph R. Robinson and $40,000 to
James W. McGinity for continued development and characterization of the [...* * *...] during Stage 2. This payment will be made within thirty (30) days of Sponsor's written request for Drs. Robinson and McGinity to begin development of a prototype for one or both of the [...* * *...] described in Exhibit A, or modifications thereof. Delivery of these samples will be made within six (6) months of payment.

       Stage 4.      CIMA will pay $40,000 to Joseph R. Robinson and $40,000 to
James W. McGinity within thirty (30) days of the granting of a patent application directed to [...* * *...] and a patent application directed to [...*
* *...] or upon the introduction of a commercial product of the Licensed Subject Matter, whichever occurs sooner.

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* CONFIDENTIAL TREATMENT REQUESTED  11.